                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Sonoco Products Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [SONOCO(R)]

                            SONOCO PRODUCTS COMPANY

                              POST OFFICE BOX 160
                            ONE NORTH SECOND STREET
                  HARTSVILLE, SOUTH CAROLINA 29551-0160 U.S.A.

                                                                  March 15, 1996

TO OUR SHAREHOLDERS:

     As a shareholder of Sonoco Products Company, you are cordially invited to attend the Annual Shareholders' Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, 29550, on Wednesday, April 17, 1996, at 11:00 A.M.

     The accompanying Notice of Meeting and Proxy Statement cover the details of matters to be presented at the meeting which consists of the election of directors, a proposal to approve the 1996 Non-Employee Directors' Stock Plan, and the election of independent auditors.

     In addition to action to be taken on the matters listed in the Notice of Annual Meeting of Shareholders, the Company's progress will be discussed, and attendees will be given an opportunity to ask questions of general interest to all shareholders.

     A copy of the 1995 Annual Report, which reviews the Company's past year's events, is enclosed unless you have signed a statement indicating that you have access to another copy at your address.

     Whether or not you plan to attend the meeting, you are urged to participate by completing and returning your proxy in the enclosed business reply envelope. If you later find you can be present or for any reason desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.

                                       /s/ Charles W. Coker
                                       Charles W. Coker
                                       Chairman and Chief Executive Officer

                            SONOCO PRODUCTS COMPANY

                              POST OFFICE BOX 160
                            ONE NORTH SECOND STREET
                     HARTSVILLE, SOUTH CAROLINA 29551-0160

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME..........................  11:00 A.M. on Wednesday, April 17, 1996.
PLACE.........................  The Center Theater, 212 North Fifth Street, Hartsville, South
                                Carolina, 29550.
PURPOSES......................  (1) To elect six members of the Board of Directors, five to serve for the next three years and one to serve for the next year.
                                (2) To act upon a proposal to approve the 1996 Non-Employee
                                Directors' Stock Plan.
                                (3) To elect independent auditors.
                                (4) To transact such other business as may properly come
                                before the meeting or any adjournment thereof.
RECORD DATE...................  Holders of Common Stock of record at the close of business
                                March 1, 1996, are entitled to notice of and to vote at the meeting.
ANNUAL REPORT.................  The Annual Report of the Company for the year 1995 is enclosed unless you have signed a statement indicating that you have access to another copy at your address.
PROXY VOTING..................  It is important that your shares be represented and voted at the meeting. Please MARK, SIGN, DATE, and RETURN PROMPTLY the enclosed proxy card in the envelope furnished. Any proxy so given can be revoked in the manner described in the
                                accompanying Proxy Statement at any time prior to its
                                exercise at the meeting.

                                          By order of the Board of Directors,

                                          Charles J. Hupfer, Secretary

March 15, 1996

                            SONOCO PRODUCTS COMPANY

                              POST OFFICE BOX 160
                            ONE NORTH SECOND STREET
                     HARTSVILLE, SOUTH CAROLINA 29551-0160

                                PROXY STATEMENT

                              GENERAL INFORMATION

INFORMATION CONCERNING THE SOLICITATION

     This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (Annual Meeting) of Sonoco Products Company (the "Company"), a South Carolina corporation, to be held on April 17, 1996.

     The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

     The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expense of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail; however, certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts by telephone, telefacsimile or by personal calls to obtain proxies.

     The proxy materials are being mailed on March 15, 1996, to shareholders of record at the close of business on March 1, 1996.

     Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted. The proxy can be revoked by giving notice of revocation at the Annual Meeting, or by delivery to the Secretary of the Company, Post Office Box 160, Hartsville, South Carolina, 29551-0160, of an instrument which by its terms revokes the proxy, or by delivery to the Secretary of a duly executed proxy bearing a later date. Any shareholder who desires to do so can attend the meeting and vote in person in which case the proxy will not be used.

     Shares represented by all properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting or any adjournment thereof. With respect to the election of directors and to any of the proposals for which a choice is provided, the proxy will be voted in the manner directed by the shareholder. If no direction is made, the proxy will be voted FOR the persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors; FOR the adoption of the 1996 Non-Employee Directors' Stock Plan; and FOR the election of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1996. As to any other matter of business that may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the best judgment of the persons holding the proxy, but the Board of Directors presently does not know of any other such business.

OUTSTANDING SECURITIES

     The Company has authorized two classes of stock consisting of 150,000,000 authorized shares of no par value Common Stock, of which 91,167,620 shares are outstanding and 30,000,000 authorized shares of no par value Preferred Stock of which 3,450,000 shares of $2.25 Series A Cumulative Convertible Preferred Stock are outstanding. Each share of the Company's Common Stock is entitled to one vote. The shareholders of the Company's $2.25 Series A Cumulative Convertible Preferred Stock will not be entitled to vote at the Annual Meeting.

VOTING SECURITIES

     Only shareholders of record of the Company's Common Stock at the close of business on March 1, 1996, will be entitled to vote at the Annual Meeting. As of that date there were issued and outstanding 91,167,620 shares of Common Stock. Each share will be entitled to one vote on each matter submitted at the Annual Meeting.

     A majority of the shares entitled to be voted at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" and shares that are not voted, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the Annual Meeting.

     If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. Votes that are withheld or that are not voted in the election of directors will have no effect on the outcome of election of directors. Cumulative voting is not permitted.

     Approval of the proposal to adopt the 1996 Non-Employee Directors' Stock Plan requires the affirmative vote of a simple majority of the total shares present and entitled to vote at the Annual Meeting. With respect to shares that are present and entitled to vote, votes that are withheld or shares that are not voted for adoption of the plan will have the effect of votes against the plan.

     Election of Coopers & Lybrand L.L.P., as independent auditors, and approval of any other matter that may be brought before the meeting require that the votes cast in favor of the matter exceed the votes cast against the matter. Votes that are withheld or shares that are not voted will have no effect on the outcome of such matters.

     There is no person known by the management of the Company to own of record or beneficially more than 5% of the outstanding voting shares of the Company.

                             ELECTION OF DIRECTORS

     At this Annual Meeting six directors are to be elected, five of whom shall hold office for the next three years, their terms expiring at the Annual Shareholders' Meeting in 1999, and one of whom shall hold office for the next year, her term expiring at the Annual Shareholders' Meeting in 1997, or until their successors are duly elected and qualified. It is the intention of the persons named on the enclosed form of proxy to vote such proxy FOR the election of the six persons named herein (or if any of the persons nominated is unexpectedly unavailable to serve, for such substitutions as the Board of Directors may designate), unless authority to vote is withheld for all or any of the nominees. Proxies will not be voted for a greater number of persons than the number of nominees named. Each nominee has been recommended for election by the Board of Directors.

                        INFORMATION CONCERNING NOMINEES

                         NAME, AGE, PRINCIPAL OCCUPATION FOR LAST FIVE            SERVED AS A
                         YEARS AND DIRECTORSHIPS IN PUBLIC CORPORATIONS          DIRECTOR SINCE
                   ----------------------------------------------------------    --------------
-----------------  C. J. BRADSHAW (59). Mr. Bradshaw is President and                 1986
-----------------  Director of Bradshaw Investments, Inc. (private
-----------------  investments), Georgetown, South Carolina, a position held
    [PHOTO]        since 1986. He served as President and Chief Operating
-----------------  Officer of Transworld Corporation, New York, New York,
-----------------  from 1984 to 1986 and Chairman of the Board and Chief
-----------------  Executive Officer of Spartan Food Systems, Inc.,
-----------------  Spartanburg, South Carolina, from 1961 to 1986. Mr.
                   Bradshaw is a director of Wachovia Bank of South Carolina,
                   N.A.
-----------------  R. J. BROWN (61). Mr. Brown is Founder, Chairman and Chief         1993
-----------------  Executive Officer of B&C Associates, Inc. (a management
-----------------  consulting, marketing research and public relations firm),
    [PHOTO]        High Point, North Carolina, a position held since 1973. He
-----------------  is a director of First Union Corporation, Duke Power
-----------------  Company and Pacific National Financial Group.
-----------------
-----------------

                         NAME, AGE, PRINCIPAL OCCUPATION FOR LAST FIVE            SERVED AS A
                         YEARS AND DIRECTORSHIPS IN PUBLIC CORPORATIONS          DIRECTOR SINCE
                   ----------------------------------------------------------    --------------
-----------------  *J. L. COKER (55). Mr. Coker is President of JLC                   1969
-----------------  Enterprises (private investments), Stonington,
     [PHOTO]       Connecticut, a position held since 1979. He was Secretary
-----------------  of the Company from 1969 to 1995, and was President of
-----------------  Sonoco Limited, Canada, from 1972 to 1979.

-----------------  PAUL FULTON (61). Mr. Fulton is Dean of The Kenan-Flagler          1989
-----------------  Business School, The University of North Carolina, Chapel
-----------------  Hill, North Carolina, a position held since 1994. He was
     [PHOTO]       President of Sara Lee Corporation (manufacturer and
-----------------  marketer of consumer products), Chicago, Illinois, from
-----------------  1988 through 1993. He served as Executive Vice President
-----------------  from 1987 to 1988 and as Senior Vice President of Sara Lee
-----------------  Corporation and President of the Hanes Group of Sara Lee
                   Corporation from 1981 to 1986. Mr. Fulton is a director of
                   NationsBank Corporation, Bassett Furniture Industries,
                   Inc., Cato Corporation and Winston Hotels, Inc.

-----------------  H. L. MCCOLL, JR. (60). Mr. McColl is Chairman of the              1972
-----------------  Board and Chief Executive Officer and Director of
-----------------  NationsBank Corporation, Charlotte, North Carolina, and
-----------------  Chief Executive Officer of each of its subsidiary banks.
     [PHOTO]       He has served as Chief Executive Officer of NationsBank
-----------------  Corporation since 1983. He is a director of CSX
-----------------  Corporation, Ruddick Corporation, Jefferson-Pilot
-----------------  Corporation and Jefferson-Pilot Life Insurance Company.

---------------

* C. W. Coker and F. L. H. Coker are brothers and are first cousins of J. L. Coker and of P. C. Coggeshall, Jr., an executive officer of the Company.

                         NAME, AGE, PRINCIPAL OCCUPATION FOR LAST FIVE            SERVED AS A
                         YEARS AND DIRECTORSHIPS IN PUBLIC CORPORATIONS          DIRECTOR SINCE
                   ----------------------------------------------------------    --------------
-----------------  DONA DAVIS YOUNG (42). Mrs. Young is Executive Vice                1995
-----------------  President, Individual Insurance, General Counsel, and
-----------------  Secretary of the Board of Directors of Phoenix Home Life
     [PHOTO]       Mutual Insurance Company, Hartford, Connecticut, positions
-----------------  held since 1995. She served as Executive Vice President,
-----------------  Individual Sales and Marketing, and General Counsel from
-----------------  1994 to 1995, Senior Vice President and General Counsel
-----------------  from 1989 to 1994, Vice President and Assistant General
                   Counsel from 1987 to 1989, and Second Vice President and
                   Insurance Counsel from 1985 to 1987.

     All nominees previously have been elected to the Board of Directors by the Common Shareholders except Mrs. Young.

     At its meeting on October 18, 1995, the Board of Directors decided it was in the best interest of the Company to increase the size of the Board of Directors from seventeen to eighteen; and pursuant to Article III, Section 1, of the By-Laws of the Company, amendment of which was approved by the shareholders at their Annual Meeting in 1994, the Board fixed the number of directors of the corporation at eighteen.

     Mrs. Young was elected by the Board of Directors at its October 18, 1995, meeting, and has been nominated for election by the shareholders at this Annual Meeting, to serve a one-year term which will expire at the Annual Shareholders' Meeting in 1997. Although Mrs. Young has been nominated for election at the 1996 Annual Meeting to serve only a one-year term, which will expire in 1997, it presently is anticipated that she will be nominated by the Board of Directors for election at the 1997 Annual Meeting to serve an additional three-year term, which will expire in 2000. Mrs. Young's terms are being bifurcated in this manner to cause the distribution of directors among the three classes to be as nearly equal as possible in future years, as required by South Carolina corporate law and the Company's By-Laws. The Nominating Committee of the Board of Directors recommends Mrs. Young for election by the Common Shareholders.

     The Nominating Committee recommends to the Board of Directors nominees to fill vacancies on the Board as they occur and recommends candidates for election as directors at Annual Meetings of Shareholders. The committee will consider persons recommended to be nominees by shareholders upon submission in writing to the Nominating Committee of the Company of the names of such persons, together with their qualifications for service and evidence of their willingness to serve. The Company's Restated Articles of Incorporation require that nominations for any person who is not then a director of the Company, whether made by the Nominating Committee or any shareholder, be submitted to the Secretary not less than sixty days prior to the Annual Meeting for which such nominations are made.

     Members of the Board of Directors whose terms of office will continue until the Annual Shareholders' Meeting in 1997 are:

                         NAME, AGE, PRINCIPAL OCCUPATION FOR LAST FIVE            SERVED AS A
                         YEARS AND DIRECTORSHIPS IN PUBLIC CORPORATIONS          DIRECTOR SINCE
                   ----------------------------------------------------------    --------------
-----------------  *C. W. COKER (62). Mr. Coker is Chairman and Chief                 1962
-----------------  Executive Officer of the Company. He was President of the
     [PHOTO]       Company from 1970 to 1990 and was reappointed President in
-----------------  May 1994, serving until February 1996. He is a director of
-----------------  NationsBank Corporation, Springs Industries, Inc., Sara
-----------------  Lee Corporation and Carolina Power and Light Company.

-----------------  A. T. DICKSON (64). Mr. Dickson is President and Director          1981
-----------------  of Ruddick Corporation (a diversified holding company),
     [PHOTO]       Charlotte, North Carolina, a position held since 1968. He
-----------------  is a director of Lance, Inc., NationsBank Corporation and
-----------------  Bassett Furniture Industries, Inc.

-----------------  R. E. ELBERSON (67). Mr. Elberson is a retired executive           1985
-----------------  officer and director of Sara Lee Corporation (manufacturer
-----------------  and marketer of consumer products), Chicago, Illinois. He
     [PHOTO]       served as Vice Chairman of Sara Lee Corporation from 1986
-----------------  to 1989 and as President and Chief Operating Officer from
-----------------  1983 to 1986. Mr. Elberson is a director of W. W.
-----------------  Grainger, Inc.
-----------------

---------------

 * C. W. Coker and F. L. H. Coker are brothers and are first cousins of J. L. Coker and of P.C. Coggeshall, Jr., an executive officer of the Company.

                         NAME, AGE, PRINCIPAL OCCUPATION FOR LAST FIVE            SERVED AS A
                         YEARS AND DIRECTORSHIPS IN PUBLIC CORPORATIONS          DIRECTOR SINCE
                   ----------------------------------------------------------    --------------
-----------------  J. C. FORT (69). Mr. Fort is President and Director of             1969
-----------------  Trust Company of South Carolina, Inc. (insurance brokers),
     [PHOTO]       Hartsville, South Carolina. Until his retirement from the
-----------------  Company in 1987, Mr. Fort was Senior Vice President, a
-----------------  position held since 1986. He served as Senior Vice
-----------------  President -- International Group from 1983 to 1986.

-----------------  R. C. KING, JR. (61). Mr. King is an independent                   1991
-----------------  consultant. Until his retirement from the Company in 1994,
     [PHOTO]       he was President and Chief Operating Officer, a position
-----------------  held since 1990. He served as Senior Vice President from
-----------------  1987 to 1990. He is a director of United Dominion
-----------------  Industries.

Members of the Board of Directors whose terms of office will continue until the Annual Shareholders' Meeting in 1998 are:

                         NAME, AGE, PRINCIPAL OCCUPATION FOR LAST FIVE            SERVED AS A
                         YEARS AND DIRECTORSHIPS IN PUBLIC CORPORATIONS          DIRECTOR SINCE
                   ----------------------------------------------------------    --------------
-----------------  LEO BENATAR (66). Mr. Benatar is Senior Vice President of          1993
-----------------  the Company, a position held since 1993, and Chairman of
-----------------  Engraph, Inc. (printer and fabricator of roll labels,
     [PHOTO]       decals, and specialty paperboard items), Atlanta, Georgia,
-----------------  a position held since 1981. He also was Chief Executive
-----------------  Officer of Engraph, Inc. from 1981 to 1995. Engraph, Inc.
-----------------  became a wholly-owned subsidiary of the Company on October
-----------------  21, 1993. He was President of Mead Packaging, a division of the Mead Corporation, from 1972 to 1981. Mr. Benatar is a director of Interstate Bakeries Corporation, Aaron
                   Rents, Inc., Mohawk Industries, Inc. and Riverwood
                   International Corporation, and is past Chairman of the
                   Federal Reserve Bank of Atlanta. Mr. Benatar has announced his intention to retire from the Company in the spring of
                   1996.

                         NAME, AGE, PRINCIPAL OCCUPATION FOR LAST FIVE            SERVED AS A
                         YEARS AND DIRECTORSHIPS IN PUBLIC CORPORATIONS          DIRECTOR SINCE
                   ----------------------------------------------------------    --------------
-----------------  P. C. BROWNING (54). Mr. Browning is President and Chief           1995
-----------------  Operating Officer of the Company, a position held since
-----------------  February 1996. He was Executive Vice President of the
     [PHOTO]       Company from 1993 to 1996. He served as President,
-----------------  Chairman and Chief Executive Officer of National Gypsum
-----------------  Company (manufacturer and supplier of products and
-----------------  services used in building and construction), Charlotte,
-----------------  North Carolina, from 1990 to 1993 and as President-Gold
                   Bond Division, National Gypsum Company, from 1989 to 1990.
                   Prior to 1989 he spent twenty-four years with Continental
                   Can Company, serving as President of Continental's
                   Bondware and White Cap Divisions and later as the
                   company's Executive Vice President. Mr. Browning is a
                   director of Phoenix Home Life Mutual Insurance Company,
                   Loctite Corporation and First Union National Bank of South
                   Carolina.

-----------------  *F. L. H. COKER (60). Mr. Coker is retired. He was                 1964
-----------------  President and Director of Sea Corporation of Myrtle Beach,
-----------------  Inc. (private investments), Myrtle Beach, South Carolina,
     [PHOTO]       from 1983 to 1989. Until his retirement from the Company
-----------------  in 1979, Mr. Coker was Senior Vice President, a position
-----------------  held since 1976.

-----------------  T. C. COXE, III (65). Mr. Coxe retired on February 29,             1982
-----------------  1996. He was Senior Executive Vice President of the
     [PHOTO]       Company from 1993 to 1996 and was Executive Vice President
-----------------  from 1985 to 1993. He is a director of Wachovia Bank of
-----------------  South Carolina, N.A.

---------------

 * C. W. Coker and F. L. H. Coker are brothers and are first cousins of J. L. Coker and of P.C. Coggeshall, Jr., an executive officer of the Company.

                         NAME, AGE, PRINCIPAL OCCUPATION FOR LAST FIVE            SERVED AS A
                         YEARS AND DIRECTORSHIPS IN PUBLIC CORPORATIONS          DIRECTOR SINCE
                   ----------------------------------------------------------    --------------
-----------------  B. L. M. KASRIEL (49). Mr. Kasriel is Vice Chairman and            1995
-----------------  Chief Operating Officer of Lafarge (a construction
-----------------  materials group), Paris, France, a position held since
     [PHOTO]       January 1995. He served as Managing Director of Lafarge
-----------------  Coppee from 1989 to 1994 and as Senior Executive Vice
-----------------  President from 1987 to 1989. Mr. Kasriel temporarily was
-----------------  detached to National Gypsum Company, Charlotte, North
-----------------  Carolina, as President and Chief Operating Officer from
                   1987 to 1989. He served as Executive Vice President of
                   Lafarge Coppee from 1984 to 1987. Mr. Kasriel is a
                   director of Lafarge and Lafarge Corporation.

-----------------  E. H. LAWTON, JR. (66). Mr. Lawton is President and                1968
-----------------  Director of Hartsville Oil Mill (vegetable oils
     [PHOTO]       processor), Darlington, South Carolina, a position held
-----------------  since 1962. He is a director of NationsBank, N.A.,
-----------------  formerly NationsBank, N.A. (Carolinas).

-----------------  E. C. WALL, JR. (58). Mr. Wall is President and Director           1976
-----------------  of Canal Industries (forest products), Conway, South
     [PHOTO]       Carolina, a position held since 1969. He is a director of
-----------------  Ruddick Corporation, SCANA Corporation, NationsBank
-----------------  Corporation and Blue Cross-Blue Shield of South Carolina.

                                BOARD COMMITTEES

     During 1995 the Board of Directors held four regularly scheduled meetings and one special meeting to review significant developments affecting the Company and to act on matters requiring Board approval. To assist it in the discharge of its responsibilities, the Board has established four committees:

                                                                                  NUMBER OF
    COMMITTEE                                                     CURRENT            1995
      NAME                         PURPOSE                        MEMBERS          MEETINGS
-----------------  ---------------------------------------  --------------------  ----------
Audit Committee    Responsible for the scope of both        E. C. Wall, Jr. --      2
                   internal and external audit programs in    Chairman
                   order to fully protect assets of the     R. J. Brown
                   Company.                                 A. T. Dickson
                                                            J. C. Fort
                                                            R. C. King, Jr.
                                                            B. L. M. Kasriel
                                                            D. D. Young
Executive          Responsible for establishing and         A. T. Dickson --        5
Compensation       maintaining officer-level salaries and     Chairman
Committee          administering executive compensation     C. J. Bradshaw
                   plans.                                   R. E. Elberson
                                                            Paul Fulton
                                                            B. L. M. Kasriel
                                                            E. H. Lawton, Jr.
                                                            D. D. Young
Nominating         Responsible for recommending to the      F. L. H. Coker --       2
Committee          directors qualified candidates to fill     Chairman
                   vacancies on the Board.                  J. L. Coker
                                                            R. E. Elberson
                                                            J. C. Fort
                                                            E. H. Lawton, Jr.
                                                            H. L. McColl, Jr.
Finance Committee  Responsible for evaluating the           H. L. McColl, Jr. --    2
                   Company's financial status, advising       Chairman
                   corporate management and the full Board  R. J. Brown
                   on financial matters, and reviewing the  F. L. H. Coker
                   Company's long-term financial            J. L. Coker
                   requirements and plans.                  A. T. Dickson
                                                            Paul Fulton
                                                            R. C. King, Jr.
                                                            E. C. Wall, Jr.

     During 1995 all directors attended 75% or more of the aggregate number of meetings of the Board and committees except Mr. F. L. H. Coker who attended 67%.

            SECURITY OWNERSHIP OF MANAGEMENT AS OF DECEMBER 31, 1995

                                                                                 COMMON STOCK
                                                                              BENEFICIALLY OWNED
                                                                          --------------------------
        NAME                               POSITION                       NUMBER(1)    PERCENTAGE(2)
---------------------  ------------------------------------------------   ---------    -------------
C. J. Bradshaw         Director                                              22,659
R. J. Brown            Director                                               1,438
F. L. H. Coker         Director                                           1,204,831         1.3
J. L. Coker            Director                                             292,048
A. T. Dickson          Director                                              62,596
R. E. Elberson         Director                                              26,150
J. C. Fort             Director                                           1,172,399         1.3
Paul Fulton            Director                                               7,560
B. L. M. Kasriel       Director                                                 105
R. C. King, Jr.        Director                                             285,955
E. H. Lawton, Jr.      Director                                             737,269(3)
H. L. McColl, Jr.      Director                                              18,207
E. C. Wall, Jr.        Director                                              86,824
D. D. Young            Director                                                 300
C. W. Coker            Chairman, President, Chief Executive Officer       1,515,159         1.7
                         and Director
P. C. Browning         Executive Vice President and Director                226,400
T. C. Coxe, III        Senior Executive Vice President and Director         348,716
Leo Benatar            Senior Vice President and Director                   188,813
H. E. DeLoach, Jr.     Group Vice President                                 510,092(4)
All Executive Officers and Directors (28 persons)                         7,839,792(5)      8.6

---------------

(1) Shareholdings represent the number of shares beneficially owned directly or indirectly by each named director and executive officer as of December 31, 1995. The number includes shares subject to currently exercisable options, granted by the Company under the 1983 Key Employee Stock Option Plan (the "1983 Plan") and the 1991 Key Employee Stock Plan (the "1991 Plan"), for the following directors and named executive officers: C. W.
     Coker -- 460,035; P. C. Browning -- 223,965; T. C. Coxe, III -- 94,755; Leo
     Benatar -- 156,924; H. E. DeLoach, Jr. -- 120,015; and R. C. King,
     Jr. -- 216,510. Shareholdings do not include Restricted Stock Rights, which begin to vest in 1997, granted under the 1991 Plan for the following named executive officers: C. W. Coker -- 86,547; P. C. Browning -- 64,911; and H.
     E. DeLoach, Jr. -- 43,274. Shareholdings also do not include 21,637 shares of Restricted Stock Rights granted to T.C. Coxe, III and 21,637 shares of Restricted Stock Rights granted to Leo Benatar under the 1991 Plan, which will fully vest in October 1996.

     Also included are shares held in the Company's Dividend Reinvestment Plan (1,606), the Employee Savings and Stock Ownership Plan (47,995), and share equivalents in deferred compensation plans (41,227).

(2) Percentages not shown are less than 1%.

(3) Includes 636,027 shares of Common Stock owned by trusts for which Mr. Lawton is trustee. Mr. Lawton disclaims beneficial ownership of such shares.

(4) Includes 330,118 shares of Common Stock owned by trusts and an estate for which Mr. DeLoach is trustee and executor, respectively. Mr. DeLoach disclaims beneficial ownership of such shares.

(5) Includes 2,093,081 shares of Common Stock which the executive officers and two directors have a right to acquire pursuant to options granted by the Company under the 1983 and 1991 Plans.

           EXECUTIVE COMPENSATION COMMITTEE'S REPORT TO SHAREHOLDERS

     The Executive Compensation Committee of the Board of Directors (the "Committee") is responsible for setting the remuneration levels for executives of the Company. It also oversees the Company's various executive compensation plans, as well as the overall management compensation program. Additionally, the Committee reviews and plans for top management succession and reviews executive job performance. The Committee periodically evaluates the Company's executive compensation program in terms of appropriateness, including competitive positioning relative to other companies' practices. The Committee obtains independent and impartial advice from external compensation consulting firms in order to maintain objectivity in executing its responsibilities. The Committee met five times during 1995, and had met once in 1996 as of the printing of this report.

PHILOSOPHY

     The executive compensation program has been designed to attract, motivate, reward, and retain senior management by providing competitive total compensation opportunities based on performance, teamwork, and the creation of shareholder value. The basic program consists of salary, annual cash bonus awards, annual stock option awards, perquisites, and employee benefits.

     In order to determine competitive compensation levels, the Company participates in a number of surveys conducted by independent consulting firms, and from time to time contracts with these firms to perform customized studies of companies in its industry groups and/or with companies showing similar long-term financial performance results. In these surveys executive compensation levels are developed by looking at large numbers of similar positions across American industry and reflect adjustments based upon company revenues. The Dow Jones Containers and Packaging Group Index, which includes the Company, was used in the five-year shareholder return performance graph that appears on Page 17. The companies in this Index also are included, as available, among the companies whose survey data is used in the Company's compensation studies.

     The total compensation package for executives is generally structured to be competitive with the median total pay practices for executives of other large corporations. The base salary midpoints are targeted to be at the median of surveyed market rates. Incentive compensation, consisting of the annual cash bonus plan and the annual stock option awards, is targeted at the median of surveyed market compensation for expected Company performance, and provides opportunities to motivate and reward executives for exceptional performance. Executive perquisites are limited and provide a lower benefit than the market median. The benefits program for executives provides a benefit that is somewhat higher than the market median. This benefits program, in particular the retirement and life insurance plans, is designed to enhance retention of executives until normal retirement age.

     Following is a discussion of the elements of the executive compensation program, along with a description of the decisions and actions taken by the Committee with regard to 1995 compensation. Also included is a specific discussion of the decisions regarding Mr. Coker's compensation for performing the duties of Chairman, President and Chief Executive Officer ("CEO"). The tables and accompanying narrative and footnotes which follow this report reflect the decisions covered by the discussions below.

SALARY

     The Company's salary ranges and resulting salaries are based on a relative valuing of the duties and responsibilities of each position. The Company reviews the base salaries of all salaried employees on an annual basis.

     Merit salary increases are based on a table which considers each individual's performance rating and position in his or her salary range. Promotional salary increases are awarded to recognize increased responsibilities and accountabilities. The Committee used this table to determine salary adjustments for each of the executive officers, including Mr. Coker, whose most recent increase was effective June 1, 1995.

ANNUAL BONUS AWARDS

     The Company has a bonus plan which provided for cash incentive opportunities for 1995, based upon achievement of pre-determined annual financial performance goals, as well as attainment of key individual strategic and operational objectives. The purpose of this plan is to link a significant portion of executive pay to both the Company's operating performance for the year and to critical issues affecting the long-term health of the Company. The Incentive Compensation Terms that were utilized for Messrs. Coker and Browning were based solely on operating performance measured in earnings per share (EPS), and were designed to obtain tax deductibility for their resulting annual incentive compensation payments.

     Financial performance goals were weighted from 73% to 100% of total bonus opportunity. For executives with corporate responsibility, including the Group Vice Presidents, the plan's financial goals were based on corporate EPS from ongoing operations. For executives with business unit responsibility, one half of the bonus opportunity available for financial performance was based on corporate EPS and the remainder was based on business unit profit before interest and taxes.

     The key strategic and operational objectives for 1995, which were weighted from 0% to 27% of total bonus opportunity, varied by individual and were in areas such as employee safety, Vision 2000, customer satisfaction, business development, strategic acquisitions, technology innovation, management succession and employee development, process improvement, total quality management, and environmental protection.

     On February 6, 1996, the Committee reviewed and approved the 1995 annual bonus awards for executive officers. Initial bonus amounts were assigned to each executive officer (except Messrs. Coker and Browning) based on the scoring of financial goal attainment and subjective evaluations of how well the personalized objectives were met. In some cases the Committee used additional discretion based on its assessment of individual performance and internal equity in the determination of final bonus amounts. Mr. Coker's bonus, which reflects the Committee's assessment of his contribution and efforts in 1995, is included among the values listed under the "Bonus" caption in the Summary Compensation Table on Page 18. In setting the amount, the Committee considered, in addition to the record level of EPS, his performance in leading the Company and his role in establishing strategic initiatives and implementing operational tactics. The amount of Mr. Coker's bonus was less than the maximum that could have been paid under the EPS schedule adopted for him by the Committee in early 1995. Mr. Browning's bonus award also was determined in the same manner as Mr. Coker's bonus award.

STOCK OPTIONS

     In 1995 Mr. Coker, the executive officers, and other key management employees were granted options to purchase shares of Common Stock by the Committee under a plan which previously had been approved by the Company's shareholders. The price of these options was set at the prevailing market price on the date the options were awarded. Accordingly, these options will be valuable to the recipients only if the market price of Company stock increases. Stock option awards and annual cash bonus opportunities are the Company's performance-based compensation elements. The level of the combined award opportunities, including Mr. Coker's, reflects median competitive total annual incentive compensation opportunities as reported by the independent consulting firms. Stock option awards for Mr. Coker and the other four named officers are included in the Summary Compensation Table on Page 18 under the caption "Number of Securities Underlying Options Granted" and in the Option Grants Table on Page 20.

OTHER

     As a result of recent changes to tax law, companies cannot deduct certain types of compensation paid to the CEO or to the other executive officers named in the Summary Compensation Table for individual amounts in excess of one million dollars unless such compensation is approved by the shareholders and meets certain other requirements. In 1995 shareholders approved Annual Incentive Compensation Terms for Executive Officers and ratified amendments to the Company's 1991 Key Employee Stock Plan. These actions were intended to ensure tax deductibility of all executive compensation payments in 1995 and in future years based on current regulations.

             A.T. Dickson (Chairman)  C.J. Bradshaw  R. E. Elberson
            P. Fulton  B.L.M. Kasriel  E.H. Lawton, Jr.  D.D. Young

                        COMPARATIVE COMPANY PERFORMANCE

     The following line graph compares cumulative total shareholder return for the Company with the cumulative total return of the S&P 500 Stock Index and a nationally recognized industry index, the Dow Jones Containers and Packaging Group (which includes the Company), from December 31, 1990, through December 31, 1995.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG SONOCO PRODUCTS COMPANY, THE S&P 500 STOCK INDEX,
                AND THE DOW JONES CONTAINERS & PACKAGING GROUP**

                                                   DOW JONES
                                                 CONTAINERS &
      MEASUREMENT PERIOD         S&P 500 STOCK     PACKAGING     SONOCO PRODUCTS
    (FISCAL YEAR COVERED)            INDEX           GROUP           COMPANY
1990                                       100             100             100
1991                                       130             157             109
1992                                       140             172             154
1993                                       155             164             146
1994                                       157             163             148
1995                                       215             176             192

ASSUMES $100 INVESTED ON DECEMBER 31, 1990, IN SONOCO PRODUCTS COMPANY COMMON STOCK, THE S&P 500 STOCK INDEX, AND THE DOW JONES CONTAINERS & PACKAGING GROUP.

 * TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
** FISCAL YEAR ENDING DECEMBER 31

                           SUMMARY COMPENSATION TABLE

                                                             LONG-TERM COMPENSATION
                                                      ------------------------------------
                                                              AWARDS
                                                      -----------------------
                                                                   NUMBER OF
                                     ANNUAL                        SECURITIES    PAYOUTS
                                 COMPENSATION(2)      RESTRICTED   UNDERLYING   ----------
 NAME AND PRINCIPAL           ---------------------     STOCK       OPTIONS        LTIP         ALL OTHER
      POSITION         YEAR    SALARY      BONUS      RIGHTS(3)    GRANTED(4)   PAYOUTS(5)   COMPENSATION(6)
---------------------  ----   --------   ----------   ----------   ----------   ----------   ---------------
C. W. Coker            1995   $634,169   $1,000,000   $  -0-          79,275     $ -0-          $ 229,571
  Chairman, President  1994    602,835      691,416    1,820,000      66,360       -0-            205,936
  and Chief Executive  1993    575,834      451,567      -0-          65,100       -0-            184,233
  Officer
P. C. Browning         1995    466,791      600,000      -0-          40,215       -0-             92,309
  Executive Vice       1994    449,759      360,241    1,365,000      26,250       -0-             56,228
  President            1993     73,666      221,000      -0-         157,500       -0-             55,366
T. C. Coxe, III        1995    353,790      450,000      -0-          36,330       -0-             79,771
  Senior Executive     1994    340,891      324,109      455,000      30,450       -0-             62,813
  Vice President       1993    316,668      200,999      -0-          27,930       -0-             48,975
L. Benatar(1)          1995    380,100      380,100      -0-          23,835       -0-             91,294
  Senior Vice          1994    368,579      230,000      455,000      21,000       -0-             87,078
  President            1993    360,818      169,106      -0-          -0-          55,200          13,832
H. E. DeLoach, Jr.     1995    309,585      340,415      -0-          23,835       -0-             56,647
  Group Vice           1994    259,586      230,512      910,000      21,000       -0-             41,422
  President            1993    220,351      172,690      -0-          13,230       -0-             25,398

---------------

(1) Includes amounts paid by Engraph, Inc. for services as Chairman and CEO for the period from January 1, 1993, through October 21, 1993, the date that Engraph, Inc. merged with the Company.

(2) None of the executive officers received perquisites or personal benefits which totaled the lesser of $50,000 or 10% of their respective salary plus bonus payments.

(3) Dollar amounts shown equal the number of units of restricted stock rights granted multiplied by the $22.75 per share stock price on October 21, 1994, the date of grant. The number and dollar value of restricted stock rights held, including dividend equivalents, adjusted for the 1995 stock dividend, based on the closing stock price on December 31, 1995, of $26.25 per share were: C. W. Coker -- 86,547 shares ($2,271,859); P. C. Browning -- 64,911 shares ($1,703,914); T. C. Coxe, III -- 21,637 shares ($567,971); L.
    Benatar -- 21,637 shares ($567,971); and H. E. DeLoach, Jr. -- 43,274 shares ($1,135,943). Restrictions lapse over a five-year vesting period for Messrs. Coker, Browning, and DeLoach with one-third of the shares vesting on each of the third, fourth, and fifth anniversary dates of the grant. The restrictions lapse and all shares vest for Messrs. Coxe and Benatar in October 1996.

(4) Number of securities adjusted for the 5% stock dividend paid June 9, 1995.

(5) This award was pursuant to the Engraph Long Range Incentive Plan for the 1991-1993 performance period. There are no other potential payment obligations under this plan.

(6) All other compensation for 1995 consisted of the following components:

                                                                          COMPANY CONTRIBUTIONS AND
                        SPLIT-DOLLAR       ABOVE-MARKET DEFERRED       ACCRUALS TO DEFINED CONTRIBUTION
       NAME            LIFE INSURANCE     COMPENSATION ACCRUALS(2)             RETIREMENT PLANS
-------------------    --------------     ------------------------     --------------------------------
C. W. Coker               $145,110(1)             $ 44,693                         $ 39,768(3)
P. C. Browning              67,498                   -0-                             24,811(3)
T. C. Coxe, III             26,498                  32,936                           20,337(3)
L. Benatar                  81,544                   -0-                              9,750(4)
H. E. DeLoach, Jr.          28,553                  11,885                           16,209(3)

     ---------------

     (1) Includes additional insurance which was purchased for Mr. Coker during December 1992 in exchange for cancellation of stock options that, at the time of the transaction, had a market price gain of $497,875.

     (2) Represents the above-market portion of interest credits on previously-earned compensation for which payment has been deferred.

     (3) Comprised of contributions to the Company's Employee Savings and Stock Ownership Plan (ESSOP) and accruals to individual accounts in the Company's non-qualified benefits restoration plan, in order to keep employees whole with respect to Company contribution amounts that were limited by tax law.

     (4) Comprised of contributions to the Engraph, Inc. Retirement Plus Plan.

                   OPTION EXERCISES AND YEAR-END VALUES TABLE
          AGGREGATED OPTION EXERCISES IN 1995 AND 1995 YEAR-END VALUES

                                                            NUMBER OF SHARES
                                                               UNDERLYING
                        NUMBER OF                          UNEXERCISED OPTIONS            VALUE OF UNEXERCISED
                          SHARES                                  AS OF                   IN-THE-MONEY OPTIONS
                         ACQUIRED                               12/31/95                    AS OF 12/31/95(2)
                            ON            VALUE        ---------------------------     ---------------------------
        NAME             EXERCISE      REALIZED(1)     EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
--------------------    ----------     -----------     -----------   -------------     -----------   -------------
C. W. Coker               30,000        $ 314,286        380,760         79,275        $ 2,715,952     $ 504,902
P. C. Browning            -0-             -0-            183,750         40,215          1,082,813       256,129
T. C. Coxe, III           45,000          336,544         58,425         36,330            581,316       231,386
L. Benatar                -0-             -0-            133,090         23,835          1,799,073       151,805
H. E. DeLoach, Jr.        -0-             -0-             96,180         23,835            679,124       151,805

---------------

(1) The difference between the exercise price paid and the value of the acquired shares based on the closing price of the Company's stock on the exercise date.

(2) Based on $26.25 per share, the December 31, 1995, closing price.

                              OPTION GRANTS TABLE
                            1995 STOCK OPTION GRANTS

                                                                                        POTENTIAL REALIZABLE VALUE
                               INDIVIDUAL GRANTS                                           AND RESULTING COMPANY
--------------------------------------------------------------------------------          STOCK PRICE AT ASSUMED
                       NUMBER OF      % OF TOTAL                                              ANNUAL RATES OF
                       SECURITIES       OPTIONS                                          STOCK PRICE APPRECIATION
                       UNDERLYING     GRANTED TO       EXERCISE                         FOR 10 YEAR OPTION TERM(2)
                        OPTIONS        EMPLOYEES         PRICE        EXPIRATION     ---------------------------------
       NAME            GRANTED(1)       IN 1995       (PER SHARE)        DATE         5% ($32.384)      10% ($51.566)
-------------------    ----------     -----------     -----------     ----------     --------------     --------------
C. W. Coker              79,275           7.4           $19.881         2/1/2005     $      991,175     $    2,511,828
P. C. Browning           40,215           3.8            19.881         2/1/2005            502,808          1,274,212
T. C. Coxe, III          36,330           3.4            19.881         2/1/2005            454,234          1,151,116
L. Benatar               23,835           2.2            19.881         2/1/2005            298,009            755,212
H. E. DeLoach, Jr.       23,835           2.2            19.881         2/1/2005            298,009            755,212
Comparable gain in shareholder value for the 91,304,643 shares outstanding as of
  February 1, 1995, the grant date.                                                  $1,141,581,951     $2,892,987,613

---------------

(1) These options were granted on February 1, 1995, at the closing market price, became exercisable on February 1, 1996, and were granted for a period of ten years, subject to earlier expiration in certain events related to termination of employment. The exercise price can be paid by cash or the delivery of previously-owned shares. Tax obligations also can be paid by an offset of the underlying shares.

(2) The amounts in these columns are the result of calculations based on the assumption that the market price of the Common Stock will appreciate in value from the date of grant to the end of the ten-year option term at the rates of 5% and 10% per year. The 5% and 10% annual appreciation assumptions are required by the rules of the Securities and Exchange Commission; they are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                                 PENSION TABLE

     Named executive officers participate in a non-contributory defined benefit program which provides for a maximum annual lifetime retirement benefit equal to 60% of final average compensation, computed as a straight life annuity based on the highest three of the last seven calendar years. In order to receive the full benefit, the executive must have at least 15 years of service and retire no earlier than age 65. Eligible spouses (married one year or longer at the executive's retirement date) receive survivor benefits at a rate of 75% of the benefit paid to the executives. The total benefit provided by the Company is offset by 100% of primary U.S. Social Security.

                                                      AGE 65 RETIREMENT
     FINAL                                             YEARS OF SERVICE
    AVERAGE         --------------------------------------------------------------------------------------
COMPENSATION(1)        5            10           15           20           25           30           35
---------------     --------     --------     --------     --------     --------     --------     --------
  $   300,000       $ 60,000     $120,000     $180,000     $180,000     $180,000     $180,000     $180,000
      400,000         80,000      160,000      240,000      240,000      240,000      240,000      240,000
      500,000        100,000      200,000      300,000      300,000      300,000      300,000      300,000
      600,000        120,000      240,000      360,000      360,000      360,000      360,000      360,000
      700,000        140,000      280,000      420,000      420,000      420,000      420,000      420,000
      800,000        160,000      320,000      480,000      480,000      480,000      480,000      480,000
      900,000        180,000      360,000      540,000      540,000      540,000      540,000      540,000
    1,000,000        200,000      400,000      600,000      600,000      600,000      600,000      600,000
    1,100,000        220,000      440,000      660,000      660,000      660,000      660,000      660,000
    1,200,000        240,000      480,000      720,000      720,000      720,000      720,000      720,000
    1,300,000        260,000      520,000      780,000      780,000      780,000      780,000      780,000
    1,400,000        280,000      560,000      840,000      840,000      840,000      840,000      840,000
    1,500,000        300,000      600,000      900,000      900,000      900,000      900,000      900,000
    1,600,000        320,000      620,000      960,000      960,000      960,000      960,000      960,000

---------------

(1) Final average compensation includes salary, bonus, and cash awards from the Company's former long-term incentive plan. Age, years of service, and final average compensation as of December 31, 1995, for the named officers are as follows:

                                               FINAL
                               YEARS OF       AVERAGE
       NAME            AGE     SERVICE      COMPENSATION
-------------------    ---     --------     ------------
C. W. Coker            62         38         $1,012,403
P. C. Browning         54          2            523,819
T. C. Coxe, III        65         43            582,622
L. Benatar             65         15            692,132
H. E. DeLoach, Jr.     51         10            434,404

                              EMPLOYMENT AGREEMENT

     On September 12, 1993, in conjunction with the Company's tender offer for Engraph, Inc. Common Stock, the Company entered into an employment agreement with Mr. Leo Benatar, an executive officer and director of the Company. This agreement, which superseded the employment agreement of May 7, 1992, between Engraph, Inc. and Mr. Benatar, secured the continued service of Mr. Benatar until March 31, 1995. The Company has extended the term of this agreement until March 31, 1996. This agreement provides for a minimum annual base salary of $362,500 (Mr. Benatar's then present salary as Chairman and CEO of Engraph, Inc.), subject to annual review by the Board's Executive Compensation Committee, and participation in the Company's executive officer bonus plan, Engraph benefit plans, and the Company's executive benefit and perquisite programs. The agreement stipulates that during the term of his employment and for two years thereafter, Mr. Benatar will not compete with the Company, will not solicit its customers or employees, and will not use or disclose its trade secrets and proprietary information.

                            DIRECTORS' COMPENSATION

     Employee directors receive no additional compensation for their services as members of the Board of Directors. Effective July 1, 1994, non-employee directors were paid a $9,250 quarterly retainer fee and a $1,000 attendance fee for special meetings. On July 1, 1995, the quarterly retainer fee was increased to $10,000.

     Directors are able to defer part or all of their fees. Directors can choose to earn market rate interest credits on their deferrals or have their deferrals treated as if invested in equivalent units of Sonoco Products Company Common Stock. In the latter account they earn dividend equivalent credits which are reinvested in stock equivalent units. The directors can choose a fixed period, commencing the January following termination from the Board of Directors, over which the account balances will be paid in annual installments.

     In accordance with the terms and conditions of the 1996 Non-Employee Directors' Stock Plan, each non-employee director was awarded 2,000 non-qualified stock options at a price of $27.00 per share, 100% of fair market value on February 7, 1996. Likewise, Mr. T.C. Coxe, III, was awarded 2,000 non-qualified stock options at a price of $27.25 per share, 100% of fair market value on March 1, 1996, the date he became an eligible non-employee director. These grants are subject to approval of shareholders at the Annual Shareholders' Meeting on April 17, 1996.

     Mr. R. C. King, Jr. elected to take early retirement from the Company effective May 31, 1994, following over thirty-seven years of distinguished service. To secure his advice and counsel, the Company entered into an agreement with Mr. King under which he will provide consulting services to the Company on an as-needed basis through December 31, 1996. Under this agreement, Mr. King received consulting fees of $331,308 during 1995, and Sonoco arranged for a third party purchase of Mr. King's home in Hartsville for his basis value in the home. The cost to the Company was $66,684. In recognition of Mr. King's innumerable and invaluable contributions to the Company in the past, the Company provided to him certain benefits under the terms of a retirement agreement. Mr. King's retirement benefit, including payments from Primary Social Security or equivalents, Sonoco's Retirement Plan, and Sonoco's Supplemental Executive Retirement Plan, totals $32,536 per month.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. A. T. Dickson, C. J. Bradshaw, R. E. Elberson, Paul Fulton, B. L.
M. Kasriel, E. H. Lawton, Jr. and Mrs. D. D. Young served on the Company's Executive Compensation Committee during the year ended December 31, 1995. Mr. Kasriel was appointed to the committee on April 19, 1995, and Mrs. Young was appointed on October 18, 1995.

     Mr. A. T. Dickson and Mr. Paul Fulton are directors of NationsBank Corporation; Mr. E. H. Lawton, Jr., is a director of NationsBank, N.A., formerly NationsBank, N.A. (Carolinas); and Mr. C. J. Bradshaw is a director of Wachovia Bank of South Carolina, N.A. On October 1, 1993, NationsBank of North Carolina, N.A., subsequently NationsBank, N.A. (Carolinas), and now NationsBank N.A., extended to the Company, as a backstop facility for its commercial paper program and general corporate purposes, a five-year committed line of credit for $75,000,000. Wachovia Bank of South Carolina, N.A. has extended a similar line for $65,000,000. These committed lines of credit from NationsBank, N.A. and Wachovia Bank of South Carolina, N.A. have been in place since 1987 and have been renewed and increased or decreased according to the Company's needs. Additionally, NationsBank, N.A. has extended other lines of credit to the Company as support for letters of credit, overdrafts and other corporate needs. NationsBank, N.A. also provides treasury management services to the Company and investment management services through its trust department. The Company pays fees to NationsBank, N.A. for these services and for the availability of the lines of credit, as well as interest on borrowed funds. All transactions were handled on a competitive basis. Management is convinced that the rates and provisions were as favorable to the Company as otherwise could have been obtained.

     Mr. H. L. McColl, Jr., an executive officer of NationsBank Corporation, is a member of the Company's Board but is not a member of the Company's Executive Compensation Committee. Mr. C. W. Coker, Chairman and Chief Executive Officer of the Company, is a member of NationsBank Corporation's Compensation Committee.

     Mr. P. C. Browning, President and Chief Operating Officer of the Company, serves as a director of Phoenix Home Life Mutual Insurance Company. Mrs. D. D. Young, who is an executive officer of Phoenix Home Life Mutual Insurance Company, serves on the Company's Executive Compensation Committee.

                          TRANSACTIONS WITH MANAGEMENT

     Mr. H. L. McColl, Jr. is Chairman, Chief Executive Officer and Director of NationsBank Corporation. Mr. C. W. Coker, Mr. A. T. Dickson, Mr. Paul Fulton and Mr. E. C. Wall, Jr. are directors of NationsBank Corporation and Mr. E. H. Lawton, Jr. is a director of NationsBank, N.A. Mr. C. J. Bradshaw and Mr. T. C. Coxe, III are directors of Wachovia Bank of South Carolina, N.A. See the "Compensation Committee Interlocks and Insider Participation" section above.

     During 1995 the Company purchased lumber from a company of which Mr. E. C. Wall, Jr., a director of the Company, is Chairman of the Board and more than a 10% beneficial owner. Mr. T. C. Coxe, III, a director and former executive officer of the Company, also is a director of this company. The aggregate purchase price of the lumber was $878,960.

     The Company also purchased timber during the year from a trust of which Mr.
T. C. Coxe, III, a director and former executive officer of the Company, is trustee and more than a 10% beneficial owner. The aggregate purchase price of the timber was $433,514.

     The Company purchased wooden pallets from a company of which Mr. J. C. Fort, a director of the Company, is more than a 10% beneficial owner. The aggregate purchase price of the pallets was approximately $683,244. The Company, in turn, sold to the same company approximately $719,000 in hardwood timbers.

     Management of the Company believes the prices and terms were comparable to those the Company could have obtained from unaffiliated third parties.

            ADOPTION OF THE 1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     On February 7, 1996, the Board of Directors (the "Board") adopted the 1996 Non-Employee Directors' Stock Plan (the "Plan"), subject to the approval of shareholders at this Annual Meeting. The full text of this Plan is appended to this Proxy Statement as Exhibit I. The following summary of the Plan's terms is qualified in its entirety by the Plan.

     The Board believes that the Plan enhances the Company's ability to attract and retain talented individuals to serve as members of the Board and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Company. Under the Plan, non-employee directors will receive non-qualified stock options as a part of their compensation package. The Plan also permits non-employee directors to elect to receive all or a portion of their annual retainers and meeting fees in the form of stock options or deferred stock units.

     The Board of Directors recommends that you vote FOR ratification of the 1996 Non-Employee Directors' Stock Plan.

     The following is a summary description of the Plan.

     Term. If approved by the shareholders, the Plan shall be effective February 7, 1996, and will remain in effect for an indefinite period of time, until terminated by the Board.

     Common Shares Available for Issuance. For each calendar year the Plan is in effect, beginning in 1996, subject to adjustments discussed below, 125,000 shares of Common Stock will be made available for issuance under the Plan. Accordingly, the number of shares available for issuance under the Plan will increase annually without further shareholder approval. If any grants under the Plan are settled in cash or in any form other than shares, or if any stock options expire without being exercised, then the shares covered by such settlements or expirations shall not be deemed issued and shall remain available for issuance under the Plan. Any shares of Common Stock exchanged as payment upon the exercise of stock options also shall be available for future issuance under the Plan. Additionally, the crediting of dividend equivalents in conjunction with outstanding awards shall not be counted against the shares available for issuance. Any shares issued under the Plan may be either authorized but unissued shares, or previously-issued shares reacquired by the Company.

     Adjustments and Reorganizations. The Board may make such adjustments as it deems appropriate in the event of changes that impact the Company's share price or share status, provided that any such actions are consistently and equitably applied to all affected directors and are not inconsistent with adjustments made to stock options and other stock-based awards held by employees of the Company. Such events include stock dividends, stock splits, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting shares. In the event the Company is not the surviving company of a merger, consolidation or amalgamation with another company or in the event of a liquidation, reorganization or significant change of control of the Company, and in the absence of any surviving corporation's assumption of outstanding awards made under the Plan, the Board may provide for appropriate settlements of such awards either at the time of grant or at a subsequent date.

     Plan Operation. The Plan is intended to permit non-employee directors to qualify as "disinterested" persons under Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 ("1934 Act"). Accordingly, in many respects the Plan is self-governing and requires no discretionary action by the Board. However, should any questions of interpretation arise, they shall be resolved by the Board or such committee of the Board as may be designated from time to time.

     Stock Options. The Plan provides for the granting of two types of stock options: annual stock option awards and deferred compensation stock options. A stock option entitles the recipient to purchase a specified number of shares of Common Stock at a fixed price, subject to terms and conditions of the Plan. Commencing in 1997, stock options issued under the Plan will carry restoration rights whereby, if an active non-employee director exercises an option by tendering previously-acquired shares of Common Stock, such individual will receive another stock option covering the number of shares tendered with the term equal to the remaining term of the original stock option and with a per share exercise price equal to the fair market value of the Common Stock (as determined under the Plan) as of the date of exercise of such original stock option.

     Each non-employee director will receive an annual stock option grant covering 2,000 shares at the Board's first regularly scheduled meeting of each calendar year ("Annual Stock Option"). A person who becomes a non-employee director during any year after the Board's first regularly scheduled meeting for such year shall receive a pro-rata Annual Stock Option grant on the date such person becomes a non-employee director with the number of shares covered by the option prorated for the number of fiscal quarters remaining in the calendar year including any partial fiscal quarters. The exercise price of each such Annual Stock Option shall be the fair market value of the Common Stock on the grant date and each Annual Stock Option shall generally have a ten-year term and may be exercised no sooner than six months after the grant date. The number of shares covered by the Annual Stock Option granted to each non-employee director in any calendar year may be increased to up to 10,000 shares (subject to the overall Plan share limitation) without additional shareholder approval provided that the Board determines that such an amendment would not prevent non-employee directors from being "disinterested persons" for the purposes of Rule 16b-3 of the 1934 Act.

     If permitted by the Board, non-employee directors may elect to take a portion or all of their retainers and fees in deferred compensation stock options. Such options are intended to serve as a deferred payment vehicle for compensation earned by non-employee directors. The per share exercise price of each such stock option shall be seventy-five percent of the fair market value of Common Stock on the grant date, and the total purchase price of the option grant shall be three times the amount deferred. This results in a total stock option gain at the time of grant that is equal to the amount of compensation deferred. The number of such stock options shall be the amount of retainers and fees deferred divided by 25% of the fair market value of the Common Stock on the grant date. Each deferred compensation stock option shall have a term that ends five years after the non-employee director ends his or her service on the Board, and shall be credited with partial dividend equivalent rights when dividends are paid on shares of Common Stock.

     Deferred Stock Units. If permitted by the Board, non-employee directors may defer their retainers and fees into deferred stock units. A deferred stock unit is a bookkeeping entry, equivalent in value to a share of Common Stock ("Deferred Stock Unit"). Such units are intended to serve as a deferred payment vehicle for compensation earned by non-employee directors. The number of Deferred Stock Units credited shall be equal to the amount of compensation deferred divided by the fair market value of Common Stock on the grant date. Deferred Stock Units shall be credited with dividend equivalent rights when dividends are paid on shares of Common Stock and shall be paid out in one to fifteen annual installments, commencing no sooner than the first business day following the six-month anniversary of the individual's termination of Board service. The payments may be in the form of shares of Common Stock equal in number to the amount of Deferred Stock Units credited to the individual's account and/or in cash based on the fair market value of the Common Stock at time of payment.

     General. Stock options and Deferred Stock Units shall be transferable or assignable only by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order; or to the extent permitted by Rule 16b-3 under the 1934 Act to either a trust or estate in which the non-employee director or his or her spouse or other relative has a substantial interest, or to a spouse or other immediate relative.

     The Board may amend the Plan no more frequently than once every six months, as it deems necessary or appropriate, to better achieve the purposes of the Plan unless such amendment is necessary to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder. No amendment without the approval of the Company's shareholders shall be made which would (i) increase the total number of shares available for issuance, (ii) except as discussed above, increase the maximum individual Annual Stock Option limit, (iii) materially increase benefits to participants under the Plan, (iv) materially modify eligibility requirements or (v) cause the Plan not to comply with the then-existing Rule 16b-3 or any successor rule under the 1934 Act.

     Under the Internal Revenue Code of 1986, the granting of a stock option does not produce income to the participant or a tax deduction for the Company unless the option itself has a determinable market value and is not an incentive stock option. Upon exercise of a stock option, the excess of the fair market value of the shares over the option exercise price is taxable to the participant as ordinary income and deductible as an expense by the Company.

     Subject to shareholder approval of the Plan, each current non-employee director has been granted an Annual Stock Option covering 2,000 shares of Common Stock. Except for the option granted to Mr. Coxe, the exercise price per share for these options is $27.00, the fair market value of the Common Stock on the first regularly scheduled meeting of the Board held on February 7, 1996, the date the options were granted. Mr. Coxe's option was granted on March 1, the date he became a non-employee director as a result of his retirement. The exercise price per share for his option is $27.25, the fair market value of the Common Stock on March 1, 1996. Each of these annual stock options will expire ten years after the grant date, except in the event of the participant's death while the option is outstanding, in which case the option will expire no sooner than one year following the date of death. The amount of any future benefits to be received by non-employee directors under the Plan is not determinable.

     In order to be approved, the Plan must receive the affirmative vote of a majority of the outstanding shares of Common Stock present, or represented, and eligible to vote at the Annual Meeting.

     The Board of Directors recommends that you vote FOR ratification of the 1996 Non-Employee Directors' Stock Plan.

                        ELECTION OF INDEPENDENT AUDITORS

     Independent auditors are to be elected by the shareholders for the calendar year 1996. The firm of Coopers & Lybrand L.L.P., Certified Public Accountants, has audited the books and records of the Company for many years, and the Audit Committee of the Board of Directors recommends continuing the services of this firm. Representatives of Coopers & Lybrand L.L.P. will be present and available to answer any questions that may arise at the Annual Meeting and may make a statement if they so desire.

     The Board of Directors recommends that you vote FOR the election of Coopers & Lybrand L.L.P. as independent auditors for the Company for the current year.

              COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934

     As required by Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, its executive officers and certain individuals are required to report periodically their ownership of the Company's Common Stock and any changes in ownership to the Securities and Exchange Commission and the New York Stock Exchange.

     The Company failed to file on a timely basis three reports for Mr. E. C. Wall, Jr. Mr. Wall made three small purchases for a Keogh Pension Plan on April 19, 1984, January 30, 1989, and February 12, 1990. Mr. Wall is a director of the Company. This information should have been filed with the Securities and Exchange Commission on Forms 4 due May 10, 1984, February 10, 1989, and March 10, 1990, but was reported on February 9, 1996, on Form 5.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     A shareholder proposal to be presented at the next Annual Meeting must be received by the Company not later than November 1, 1996, in order to be included in the Proxy Statement and Proxy.

                                 OTHER MATTERS

     As of the date of this statement management knows of no business which will be presented for consideration at the meeting other than that stated in the notice of the meeting. As to other business, if any, that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxies.

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE ACCOMPANYING PROXY.

                                          Charles J. Hupfer, Secretary

March 15, 1996

                                                                       EXHIBIT 1

                            SONOCO PRODUCTS COMPANY

                    1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     1. Purpose. The Sonoco Products Company Non-Employee Directors' Stock Plan (the "Plan") is intended to enhance the Company's ability to attract and retain talented individuals to serve as members of the Board and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Company.

     2. Definitions. As used in the Plan, the following terms have the respective meanings:

          (a) "Annual Stock Option" means the Stock Option granted to each Eligible Director pursuant to Section 7.

          (b) "Board" means the Company's Board of Directors.

          (c) "Common Stock" means the Company's no par value Common Stock.

          (d) "Company" means Sonoco Products Company, a corporation established under the laws of the State of South Carolina.

          (e) "Deferred Stock Unit" means a bookkeeping entry, equivalent in value to a share of Common Stock, credited in accordance with an election made by an Eligible Director pursuant to Section 8.

          (f) "Election Date" means the date on which an Eligible Director files an election with the Secretary of the Company pursuant to Section 8(a).

          (g) "Eligible Director" means any director who is not an employee of the Company or any subsidiary or affiliate of the Company on the applicable Grant Date for purposes of Section 7 and on the applicable Election Date for purposes of Section 8.

          (h) "Exercise Price" shall mean (a) the Fair Market Value for a Stock Option granted pursuant to Section 7 of the Plan and (b) the Fair Market Value less the per share amount of compensation deferred for a Stock Option granted pursuant to Section 8(c) of the Plan.

          (i) "Fair Market Value" means the closing price of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange (the "Exchange") for the specific Grant Date or other date in question. If no sales of Common Stock were made on the Exchange on that date, the closing price of a share of Common Stock as reported on said composite tape for the preceding day on which sales of Common Stock were made on the Exchange shall be used.

          (j) "Grant Date" means the date specified in Section 7 and Sections 8(b) and 8(c) as shall be applicable.

          (k) "Plan" means the 1996 Non-Employee Directors' Stock Plan.

          (l) "Stock Option" means a right granted pursuant to either Section 7 or 8(c) of the Plan to an Eligible Director to purchase Common Stock at the applicable Exercise Price.

          (m) "1934 Act" means the Securities Exchange Act of 1934.

     3. Effective Date. Subject to the approval by the shareholders of the Company prior to December 31, 1996, the Plan shall be effective as of February 7, 1996.

     4. Common Shares Available for Issuance. Subject to any adjustments contemplated by Section 5, for each calendar year the Plan is in effect, 125,000 shares of Common Stock shall be cumulatively available for Stock Options and the settlement of Deferred Stock Units. Thus, any shares which are not issued in the year they become available shall be available in subsequent years for the settlement of Stock Options and Deferred Stock Units. In addition, any shares of Common Stock which may be exchanged, either actually or by attestation, as full or partial payment to the Company upon the exercise of a Stock Option, shall be available for future awards under the Plan. If a Stock Option expires without being exercised, the shares of Common Stock covered by such option shall remain available for issuance under the Plan. If a Stock Option or Deferred Stock Unit is settled in cash or in any form other than shares, then the shares covered by these settlements shall not be deemed issued and shall remain available for issuance under the Plan. The crediting of dividend equivalents in conjunction with outstanding Deferred Stock Units or Stock Options shall not be counted against the shares available for issuance. Any shares issued under the Plan may be either authorized but unissued shares, or previously-issued shares reacquired by the Company.

     5. Adjustments and Reorganizations. The Board may make such adjustments as it deems appropriate to meet the intent of the Plan in the event of changes that impact the Company's share price or share status, provided that any such actions are consistently and equitably applied to all affected Eligible Directors (and are not inconsistent with adjustments made to Stock Options and other stock-based awards held by employees of the Company).

     Accordingly, in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting shares, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change, shall be made with respect to:

           (i) he aggregate number of shares that may be issued under the Plan;

          (ii) the number of shares covered by each outstanding award made under the Plan;

         (iii) the Exercise Price for each outstanding Stock Option; and

          (iv) the limit on the number of shares that may be covered by each Annual Stock Option grant set forth in Section 7.

     In the event the Company is not the surviving company of a merger, consolidation or amalgamation with another company or in the event of a liquidation, reorganization or significant change of control of the Company, and in the absence of any surviving corporation's assumption of outstanding awards made under the Plan, the Board may provide for appropriate settlements of such awards either at the time of grant or at a subsequent date.

     6. Plan Operation. The Plan is intended to permit Eligible Directors to qualify as "disinterested" persons under Rule 16b-3 promulgated by the Securities and Exchange Commission under the 1934 Act. Accordingly, in many respects the Plan is self-governing and requires no discretionary action by the Board except as contemplated by the language herein. However, should any questions of interpretation arise, they shall be resolved by the Board or such committee of the Board as may be designated from time to time.

     7.  Annual Stock Option Grants.

          a. Grants to be Made at the First Regularly Scheduled Meeting of the Board. Commencing with calendar year 1996, at the first regularly scheduled Board meeting of each calendar year the Plan is in effect, each Eligible Director will receive an Annual Stock Option to purchase 2,000 shares of Common Stock or such higher number as may be established pursuant to Section 17. The Exercise Price of each such option shall be the Fair Market Value on the Grant Date, and each such option shall have a ten-year term.

          b. Grants to be Made Subsequent to the First Regularly Scheduled Meeting of the Board. A person who becomes an Eligible Director, subsequent to The Board's initial regularly scheduled meeting of a calendar year during which the Plan is in effect, shall receive an Annual Stock Option grant on the date such person becomes an Eligible Director. The number of shares covered by the Annual Stock Option granted to such individual shall be the product of multiplying:

              (i) the number of shares to be covered by the Annual Stock Option grant received by each Eligible Director for such calendar year pursuant to subsection (a) above by

             (ii) (A) 100% if the person becomes an Eligible Director during the first calendar quarter, (B) 75% if the person becomes an Eligible Director during the second calendar quarter, (C) 50% if the person becomes an Eligible Director during the third calendar quarter, or (D) 25% if the person becomes an Eligible Director during the fourth calendar quarter. If such calculation results in a fractional share, the number of shares shall be increased to the next whole number.

     8. Deferred Stock Units and Deferred Compensation Stock Options. Each Eligible Director may elect to take a portion or all of his or her annual retainer and committee and meeting fees in either the form of Deferred Stock Units or in the form of Stock Options, provided that the Board has determined to permit either or both such forms of deferred payment to be available for such an election. However, in no event may the portion of the Eligible Director's annual compensation affected by such an election be less than 25%.

          a. Method of Electing. In order to elect either such form of deferred payment, the Eligible Director must complete and deliver to the Secretary of the Company a written election designating the portion of his or her compensation that is to be deferred and the form of deferral. Such an election shall be effective beginning with compensation earned for the first calendar quarter commencing six months after the applicable Election Date. Such election may be subsequently amended or revoked, but any such change shall not be effective until the first calendar quarter commencing six months after the Eligible Director has filed such a change in writing with the Secretary of the Company. Any such election shall be effective only to the extent that there are sufficient shares of Common Stock available under the Plan pursuant to Section 4.

          b. Deferred Stock Units. If an Eligible Director elects to receive compensation in the form of Deferred Stock Units, such individual will have Deferred Stock Units credited to his or her account on the first business day of each calendar quarter during which his or her election is effective. The number of Deferred Stock Units covered by each such crediting shall be determined by the following formula:

                Number of                      Amount of Compensation to be Deferred
             Deferred Stock   =    -------------------------------------------------------------
                  Units                                  Fair Market Value

          Deferred Stock Units shall be credited with dividend equivalents when dividends are paid on shares of Common Stock and such dividend equivalents shall be converted into additional Deferred Stock Units based on the Fair Market Value on the date credited.

          c. Deferred Compensation Stock Options. If an Eligible Director elects to receive compensation in the form of Stock Options, such individual shall be granted a Stock Option on the first business day of each calendar quarter during which his or her election is effective. The per share Exercise Price shall be seventy-five percent of the Fair Market Value of Common Stock on the Grant Date. The number of shares covered by each such Stock Option shall be determined by the following formula:

                                               Amount of Compensation to be Deferred
            Number of Shares  =    -------------------------------------------------------------
                                                   25% of the Fair Market Value

          If this calculation results in a fractional share, the number of shares covered by the resulting Stock Option shall be increased to the next whole number.

          Each such option shall expire five years after termination of Board service. Individuals who hold outstanding Stock Options awarded under this Section shall be credited with dividend equivalents based upon 25% of the per share dividend when dividends are paid on shares of Common Stock, and such dividend equivalents shall be converted into Deferred Stock Units based on the Fair Market Value on the date credited.

     9. Option Exercisability and Restoration. A Stock Option shall not be exercisable until the later of six months following its Grant Date, or six months following the date that the Plan is approved by the shareholders. The following terms and conditions also shall apply, if applicable:

          a. Participant's Death. In the event of the participant's death during the final year of the term of an outstanding Stock Option, such option shall remain exercisable for one full year after the participant's death.

          b. Exercise Payment. A Stock Option, or portion thereof, may be exercised by written notice of exercise delivered to the Secretary of the Company, accompanied by payment of the aggregate Exercise Price. Such payments may be made in cash, personal check or with Common Stock (either actually or by attestation) already owned by the individual, valued at the Fair Market Value on the date of exercise, or a combination of such payment methods. The Board, however, may deny the exercise of Stock Options during a period of time that it deems necessary to prevent any possible violation of federal securities laws or any other laws. As soon as practicable after notice of exercise and receipt of full payment for shares of Common Stock being acquired, the Company shall deliver to the individual a certificate representing the Common Stock purchased through the Stock Option.

          c. Restoration Option Right. Commencing in 1997, each Stock Option granted pursuant to the Plan will contain a restoration right whereby, if an optionee, who is an Eligible Director on the date of exercise, exercises the option by tendering, either actually or by attestation, previously-acquired shares of Common Stock, such individual will receive a Stock Option covering the number of shares tendered with the term equal to the remaining term of the original Stock Option and with a per share Exercise Price equal to the Fair Market Value as of the date of exercise of the original stock option. Stock Options granted pursuant to such restoration rights also will carry restoration Stock Option rights.

     10. Termination of Board Service. Upon termination of Board service by an individual holding awards granted under the Plan, the following conditions shall apply:

          a. Stock Options. Each Stock Option shall continue to remain outstanding for the duration of its term, subject to the extension of such term in the event of a participant's death while holding the option as provided in Section 9(a).

          b. Deferred Stock Units. Unless the Eligible Director has elected, prior to termination of Board service, to receive payment in fifteen or fewer annual installments, commencing no sooner than the first business day following the six-month anniversary of the individual's termination of Board service, he or she will receive a lump sum payment equal to the aggregate Fair Market Value of the Deferred Stock Units credited to his or her account as of such date. This payment may be in the form of shares of Common Stock equal in number to the amount of Deferred Stock Units credited to the Eligible Director's account. Installment payments may similarly be made in shares of Common Stock. However, the Board may determine to settle a portion or all of an award payment in cash based on the Fair Market Value at time of payment.

     11. No Fractional Shares. No fractional shares shall be issued under the Plan and cash shall be paid based on the Fair Market Value at time of payment in lieu of any fractional shares in settlement of Deferred Stock Units granted under the Plan pursuant to Section 8.

     12. Transferability of Awards. Stock Options and Deferred Stock Units shall not be transferable or assignable other than (a) by will or the laws of descent and distribution; (b) pursuant to a qualified domestic relations order; or (c), to the extent permitted by Rule 16b-3 under the 1934 Act, as then applicable to the Company's employee benefit plans, by gift or other transfer to either (i) any trust or estate in which the original award recipient or such person's spouse or other immediate relative has a substantial beneficial interest, or (ii) a spouse or other immediate relative, provided that such a transfer would continue to require such awards to be disclosed pursuant to Item 403 of Regulation S-K under the Securities Act of 1933, as amended from time to time.

     13. Award Documentation. Each award granted under the Plan shall be evidenced by written documentation which shall contain the terms and conditions governing such award. Directors need not execute any instrument or acknowledgment of notice of an award under the Plan, in which case acceptance of such an award by the respective participant will constitute agreement to the terms of the award.

     14. No Right to Service. Neither participation in the Plan nor any action under the Plan shall be construed to give any Eligible Director a right to be retained in the service of the Company.

     15. Unfunded Plan. Unless otherwise determined by the Board, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company or any participant or other individual. To the extent any individual holds any rights by virtue of a grant awarded under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Company.

     16. Successors and Assigns. The Plan shall be binding on all successors and assigns of a participant, including without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

     17. Plan Amendment. The Board may amend the Plan as it deems necessary or appropriate to better achieve the purposes of the Plan, except that no amendment without the approval of the Company's shareholders shall be made which would:

           (i) Subject to adjustments contemplated by Section 5, increase the total number of shares available for issuance under Section 4 or the individual Annual Stock Option limit set forth in Section 7, except that such individual limit may be increased to up to 10,000 shares of Common Stock if the Board has determined that such an amendment would not prevent Eligible Directors from being "disinterested persons" for purposes of Rule 16b-3, if required by such rule or any successor rule under the 1934 Act; or

           (ii) To the extent such amendment would be inconsistent with the then-existing Rule 16b-3 or any successor rule under the 1934 Act, materially increase the benefits accruing to participants under the Plan or materially modify the requirements as to eligibility for participation in the Plan; or

          (iii) Otherwise cause the Plan not to comply with Rule 16b-3 or any successor rule under the 1934 Act.

     In addition, the Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     18. Plan Termination. The Board may terminate the Plan at any time. However, if so terminated, prior awards shall remain outstanding and in effect in accordance with their applicable terms and conditions.

     19. Governing Law. The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of South Carolina and applicable federal laws.

                                                                      APPENDIX A
       P
       R
       O
       X
       Y
     DIRECTORS
     RECOMMEND
       VOTING
       FOR 1,
      2 AND 3

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            SONOCO PRODUCTS COMPANY
   POST OFFICE BOX 160 - ONE NORTH SECOND STREET - HARTSVILLE, SOUTH CAROLINA
                                   29551-0160

The undersigned hereby appoints Charles W. Coker, Chairman and Chief Executive Officer, or Peter C. Browning, President and Chief Operating Officer, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on March 1, 1996, at the Annual Meeting of Shareholders to be held on April 17, 1996, or any adjournment thereof.
(1) ELECTION OF DIRECTORS

     / / FOR All Nominees                                        / / WITHHOLD on All Nominees
     / / Withhold On The Following Nominees
     Only
         ---------------------------------------------------------------------------------------

       Nominees -- Three-Year Terms: C. J. Bradshaw, R. J. Brown, J. L. Coker, Paul Fulton, H. L. McColl, Jr.
              One-Year Term: Dona Davis Young
(2) PROPOSAL TO APPROVE THE 1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN.

                / / FOR            / / AGAINST            / / ABSTAIN

(3) PROPOSAL TO APPROVE THE ELECTION OF COOPERS & LYBRAND L.L.P., CERTIFIED PUBLIC ACCOUNTANTS, AS THE INDEPENDENT AUDITORS OF THE CORPORATION.

                / / FOR            / / AGAINST            / / ABSTAIN

           (Continued and to be signed and dated on the reverse side)

                          (Continued from other side)

(4) In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


                        Date                            19
                                ------------------------  --

                        ------------------------------------

                        ------------------------------------

                        Please sign this proxy exactly
                        as your name appears hereon. When
                        shares are held by joint tenants,
                        both should sign. When signing as
                        attorney, executor, administrator,
                        trustee or guardian, please give
                        full title as such. If a
                        corporation, please sign in full
                        corporate name by President or
                        other authorized officer. If a
                        partnership, please sign in
                        partnership name by authorized
                        person. PLEASE MARK, SIGN, DATE
                        AND RETURN THE PROXY CARD PROMPTLY
                        USING THE ENCLOSED ENVELOPE.